UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  December 6, 2010

CHINA INSONLINE CORP.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34113	74-2559866
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Room 42, 4F, New Henry House 10 Ice House Street,
Central, Hong Kong	N/A
(Address of Principal Executive)	(Zip Code)

(Registrant's telephone number, including area code): (011) 00852-25232986

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                      Entry into a Material Definitive Agreement.

On December 6, 2010, China INSOnline Corp. (the “Company”) entered into an Amendment (the “Amendment”) to the Share Exchange Agreement (the “Share Exchange Agreement”), dated November 12, 2010, with Ding Neng Holdings Limited, a British Virgin Islands holding company (“Ding Neng Holdings”), which owns (i) 100% of Ding Neng Bio-technology Co., Limited, a Hong Kong company, which owns (ii) 100% of Zhangzhou Fuhua Biomass Energy Technology Co., Ltd. (“Fuhua”), a foreign investment enterprise organized under the laws of the People’s Republic of China, or PRC, and which has, through various contractual agreements, management control and the rights to the profits of Fujian Zhangzhou Dingneng Bio-technology Co., Ltd. (“Ding Neng Bio-tech”), a corporation organized under the laws of the PRC, as a variable interest entity.  Ding Neng Bio-tech engages in the production, refinement and distribution of bio-diesel fuel in southern China.

The Amendment provides for an acquisition transaction (the “Amended Acquisition”) in which the Company, through the issuance of shares of its common stock representing 90% of such common stock issued and outstanding immediately following the closing of the Amended Acquisition, will acquire 100% of Ding Neng Holdings.  Upon completion of the Amended Acquisition, the existing shareholders of the Company will own an aggregate of 4% of the post-acquisition entity.  In addition, the Company has agreed to effect a reverse stock split of 1:40 (the “Amended Reverse Stock Split”) prior to the closing of the Amended Acquisition and to have no more than $250,000 in liabilities outstanding as of the closing of the Amended Acquisition.  The Company must maintain its current listing on the Pink Sheets through the closing.  All other terms of the Share Exchange Agreement remain the same.

Item 5.07.                      Submission of Matters to Vote of Security Holders

In connection with the Amendment, on December 6, 2010, the Company’s board of directors, and stockholders collectively holding 25,088,000 shares or approximately 55% of the Company’s outstanding common stock executed written consents approving the Amendment, and the transactions in connection therewith, and the Amended Reverse Stock Split.

The Share Exchange Agreement, prior to the Amendment, originally provided for (1) an acquisition transaction (the “Acquisition”) in which the Company agreed to issue shares of its common stock representing 85% of the post-acquisition entity in exchange for 100% of the ownership of Ding Neng Holdings, (2) a reverse stock split of a ratio between 1:20 and 1:40 prior to the completion of the Acquisition (the “Reverse Stock Split”) and (3) the filing of an Amended and Restated Certificate of Incorporation to change its name to China Bio-Energy Corp., effective upon closing the Acquisition, to better reflect the post-acquisition entity’s business (the “Name Change”).  In connection with the original Share Exchange Agreement, on November 11, 2010, the Company’s board of directors and stockholders collectively holding 25,088,000 shares or approximately 55% of the Company’s outstanding Common Stock executed written consents approving the original Share Exchange Agreement and the transactions in connection therewith.

The consents the Company received in connection with the Amendment, the Share Exchange Agreement, and the transactions thereunder (collectively, the “Transactions”) constitute the only stockholder approval required for such items under the Delaware General Corporation Law (the “DGCL”) and the Company’s existing Certificate of Incorporation, as amended, and its Amended and Restated Bylaws. Pursuant to Rule 14c-2 of the Securities Exchange Act of 1934, as amended, stockholder approval of the Transactions will become effective on or after 20 calendar days following the date we first mail an information statement to the Company’s stockholders.  As soon as practicable after such date, we intend to consummate the Amended Acquisition and file a Certificate of Amendment to our Certificate of Incorporation with the Secretary of State of Delaware effecting the Amended Reverse Stock Split and Name Change.

Item 9.01.                      Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1	Share Exchange Agreement dated November 12, 2010, by and among China INSOnline Corp., Ding Neng Holdings Limited and the shareholders of Ding Neng Holdings Limited.*

10.2	Amendment to Share Exchange Agreement dated December 6, 2010, by and among China INSOnline Corp., Ding Neng Holdings Limited and the shareholders of Ding Neng Holdings Limited.

* Previously filed as Exhibit 10.1 of Current Report on Form 10-K, filed with the Securities and Exchange Commission on November 17, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 9, 2010

CHINA INSONLINE CORP.

	By:	/s/ Zhenyu Wang
Name: Zhenyu Wang
Title: Chief Executive Officer